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                                                                    EXHIBIT 10.7

                            Sun Microsystems, Inc.
                         Binary Code License Agreement

READ THE TERMS OF THIS AGREEMENT AND ANY PROVIDED SUPPLEMENTAL LICENSE TERMS (COLLECTIVELY "AGREEMENT") CAREFULLY BEFORE OPENING THE SOFTWARE MEDIA PACKAGE. BY OPENING THE SOFTWARE MEDIA PACKAGE, YOU AGREE TO THE TERMS OF THIS AGREEMENT. IF YOU ARE ACCESSING THE SOFTWARE ELECTRONICALLY, INDICATE YOUR ACCEPTANCE OF THESE TERMS BY SELECTING THE "ACCEPT" BUTTON AT THE END OF THIS AGREEMENT. IF YOU DO NOT AGREE TO ALL THESE TERMS, PROMPTLY RETURN THE UNUSED SOFTWARE TO YOUR PLACE OF PURCHASE FOR A REFUND OR, IF THE SOFTWARE IS ACCESSED ELECTRONICALLY, SELECT THE "DECLINE" BUTTON AT THE END OF THIS AGREEMENT.

1. LICENSE TO USE. Sun grants you a non-exclusive and non-transferable license for the internal use only of the accompanying software and documentation and any error corrections provided by Sun (collectively "Software"), by the number of users and the class of computer hardware for which the corresponding fee has been paid.

2. RESTRICTIONS. Software is confidential and copyrighted. Title to Software and all associated intellectual property rights is retained by Sun and/or its licensors. Except as specifically authorized in any Supplemental License Terms, you may not make copies of Software, other than a single copy of Software for archival purposes. Unless enforcement is prohibited by applicable law, you may not modify, decompile, reverse engineer Software. Software is not designed or licensed for use in on-line control of aircraft, air traffic, aircraft navigation or aircraft communications; or in the design, construction, operation or maintenance of any nuclear facility. You warrant that you will not use Software for these purposes. You may not publish or provide the results of any benchmark or comparison tests run on Software to any third party without the prior written consent of Sun. No right, title or interest in or to any trademark, service mark, logo or trade name of Sun or its licensors is granted under this Agreement.

3. LIMITED WARRANTY. Sun warrants to you that for a period of ninety (90) days from the date of purchase, as evidenced by a copy of the receipt, the media on which Software is furnished (if any) will be free of defects in materials and workmanship under normal use. Except for the foregoing, Software is provided "AS IS". Your exclusive remedy and Sun's entire liability under this limited warranty will be at Sun's option to replace Software media or refund the fee paid for Software.

4. DISCLAIMER OF WARRANTY. UNLESS SPECIFIED IN THIS AGREEMENT, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, ARE DISCLAIMED, EXCEPT TO THE EXTENT THAT THESE DISCLAIMERS ARE HELD TO BE LEGALLY INVALID.

5. LIMITATION OF LIABILITY. TO THE EXTENT NOT PROHIBITED BY LAW, IN NO EVENT WILL SUN OR ITS LICENSORS BE LIABLE FOR ANY LOST REVENUE, PROFIT
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OR DATA, OR FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE
DAMAGES, HOWEVER CAUSED REGARDLESS OF THE THEORY OF LIABILITY, ARISING OUT OF OR RELATED TO THE USE OF OR INABILITY TO USE SOFTWARE, EVEN IF SUN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. In no event will Sun's liability to you, whether in contract, tort (including negligence), or otherwise, exceed the amount paid by you for Software under this Agreement. The foregoing limitations will apply even if the above stated warranty fails of its essential purpose.

6. Termination. This Agreement is effective until terminated. You may terminate this Agreement at any time by destroying all copies of Software. This Agreement will terminate immediately without notice from Sun if you fail to comply with any provision of this Agreement. Upon Termination, you must destroy all copies of Software.

7. Export Regulations. All Software and technical data delivered under this Agreement are subject to US export control laws and may be subject to export or import regulations in other countries. You agree to comply strictly with all such laws and regulations and acknowledge that you have the responsibility to obtain such licenses to export, re-export, or import as may be required after delivery to you.

8. U.S. Government Restricted Rights. Use, duplication, or disclosure by the U.S. Government is subject to restrictions set forth in this Agreement and as provided in DFARS 227.7202-1 (a) and 227.7202-3(a) (1995), DFARS 252.227-7013
(c)(1)(ii)(Oct 1988), FAR 12.212 (a) (1995), FAR 52.227-19 (June 1987), or FAR
52.227-14(ALT III) (June 1987), as applicable.

9. Governing Law. Any action related to this Agreement will be governed by California law and controlling U.S. federal law. No choice of law rules of any jurisdiction will apply.

10. Severability. If any provision of this Agreement is held to be unenforceable, This Agreement will remain in effect with the provision omitted, unless omission would frustrate the intent of the parties, in which case this Agreement will immediately terminate.

11. Integration. This Agreement is the entire agreement between you and Sun relating to its subject matter. It supersedes all prior or contemporaneous oral or written communications, proposals, representations and warranties and prevails over any conflicting or additional terms of any quote, order, acknowledgment, or other communication between the parties relating to its subject matter during the term of this Agreement. No modification of this Agreement will be binding, unless in writing and signed by an authorized representative of each party.

For inquiries please contact: Sun Microsystems, Inc. 901 San Antonio Road, Palo Alto, California 94303

JAVA(TM) RUNTIME ENVIRONMENT VERSION 1.1.8_003

SUPPLEMENTAL LICENSE TERMS

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These supplemental terms ("Supplement") add to the terms of the Binary Code
License Agreement (collectively the "Agreement"). Capitalized terms not defined herein shall have the same meanings ascribed to them in the Agreement. The Supplement terms shall supersede any inconsistent or conflicting terms in the Agreement, either above or contained within the Software.

1. License to Distribute. You are granted a royalty-free right to reproduce and distribute the Software provided that you: (i)distribute the Software complete and unmodified, provided that the Software is distributed with your Java applet or application ("Program"); (ii) do not distribute additional software intended to replace any component(s) of the Software; (iii) do not remove or alter the Agreement, any proprietary legends or notices contained in the Software; (iv) only distribute the Software subject to this Agreement; (v) may not create, or authorize your licensees to create additional classes, interfaces, or subpackages that are contained in the "java" or "sun" packages or similar as specified by Sun in any class file naming convention; (vi) agree to indemnify, hold harmless, and defend Sun and its licensors from and against any claims or lawsuits, including attorneys' fees, that arise or result from the use or distribution of the Program.

2. Trademarks and Logos. You acknowledge as between you and Sun that Sun owns the Java trademark and all Java-related trademarks, logos and icons including the Coffee Cup and Duke ("Java Marks") and agrees to comply with the Java Trademark Guidelines at http://java.sun.com/trademarks.html.

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